Exhibit 3.1 ACTIVE/207714788.2 CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF ORASURE TECHNOLOGIES, INC. OraSure Technologies, Inc. (the “Corporation”), a corporation organized and existing under the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that: 1. The name of this corporation is OraSure Technologies, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 5, 2000 under the name Edward Merger Subsidiary, Inc. The Certificate of Incorporation was previously amended on May 23, 2000 and further amended on May 16, 2024 pursuant to Sections 242 of the General Corporation Law. Pursuant to Section 242 of the General Corporation Law, this Certificate of Amendment (this “Amendment”) amends certain provisions of the Company’s Certificate of Incorporation, as amended (the “Charter”). 2. This Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the General Corporation Law. 3. The Charter is hereby amended by amending and restating Article VII thereof to read in its entirety as follows: Article VII A. The total number of Directors constituting the Board of Directors of this Corporation shall not be less than three nor more than twelve as may be determined from time to time by the Board of Directors. Until the election of directors at the 2029 annual meeting of stockholders, subject to the special rights of the holders of one or more series of Preferred Stock to elect Directors, the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. The term of the Class I Directors shall expire at the election of Directors at the 2028 annual meeting of stockholders, the term of the Class II Directors shall expire at the election of Directors at the 2029 annual meeting of stockholders and the term of the Class III Directors shall expire at the election of Directors at the 2027 annual meeting of stockholders. At each annual meeting of stockholders beginning in 2027, Directors elected to succeed those Directors whose terms expire at that annual meeting shall be elected for a one-year term expiring at the election of Directors at the next annual meeting of stockholders. Notwithstanding the foregoing, Directors shall hold office until their successors are duly elected and qualified or until their earlier resignation, death, disqualification or removal. In no case will a decrease in the number of Directors shorten the term of any incumbent Director. Subject to the special rights of the holders of one or more series of Preferred Stock to elect Directors, a Director shall hold office from the date of his or her election or appointment and until the election of directors at the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. B. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect Directors and applicable law, any and all vacancies and newly created directorships in the Board of Directors, however occurring, including without limitation, by reason of an increase in the number of Directors or from the death, resignation, retirement, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the Directors then in office, even if less than quorum of the Board of Directors, or by a sole remaining Director, and not by the stockholders.

ACTIVE/207714788.2 Any such Director elected to fill a vacancy shall hold office for the same remaining term as that of the class, if any, to which he or she has been designated. C. Notwithstanding the foregoing, whenever the holders of any series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or together as a class with the holders of one or more other such series, to elect Directors, the election, term of office, filling of vacancies and newly created directorships and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto. D. There shall be no qualifications for election as a Director of the Corporation; except that no person shall be eligible to stand for election or to serve as a Director if such person has been convicted of a felony by a court of competent jurisdiction where such conviction is no longer subject to direct appeal. E. Subject to the special rights of the holders of one or more series of Preferred Stock to elect Directors and applicable law, any Director may be removed with or without cause by the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class; provided, however, that any Director serving in a class of Directors whose term extends beyond the next succeeding annual meeting of stockholders of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class. F. Advance notice of nominations for the election of Directors other than nominations made by the Board of Directors or a committee thereof, as well as advance notice of any proposals or other matters to be presented at any meeting of the Corporation’s stockholders, shall be given to the Corporation in the manner provided in the Bylaws. 4. All other provisions of the Charter shall remain in full force and effect. IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 3rd day of June, 2026. ORASURE TECHNOLOGIES, INC. By: /s/ Carrie Eglinton Manner Carrie Eglinton Manner President and Chief Executive Officer